EXHIBIT 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-29288, 33-29290, 33-82258, 33-82260, 333-111263, 333-111264, 333-117066 and 333-136945) pertaining to various employee stock incentive plans of X-Rite, Incorporated of our reports dated March 3, 2007 with respect to the consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries, X-Rite, Incorporated and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended December 30, 2006.

/s/ Ernst & Young
Grand Rapids, Michigan
March 12, 2007